Exhibit 10.63

AMENDMENT TO

TRADEMARK LICENSE AGREEMENTS

This Amendment to Trademark License Agreements, dated as of December 24, 2004 (this” Amendment”), to the Trademark License Agreements described below, is entered into by and between Mrs. Fields Franchising, LLC (“MFF”), a Delaware limited liability company, as successor-in-interest to The Mrs. Fields’ Brand, Inc. and/or Mrs. Fields’ Original Cookies, Inc., and Shadewell Grove IP, LLC (“Shadewell”), a Delaware limited liability company, as successor-in-interest to Nonni’s Food Company, Inc. (“Nonni’s”), a Florida corporation.   MFF and Shadewell are sometimes collectively referred to herein as the “parties.”

A.            The parties wish to amend the following Trademark License Agreements entered into between their predecessors-in-interest:  (a) Trademark License Agreement dated January 3, 2000, as previously amended (the “January 2000 TMLA”); (b) Trademark License Agreement dated February 21, 2001 (the “February 2001 TMLA”), as previously amended; and (c) Trademark License Agreement dated March 31, 2003 (the “March 2003 TMLA”; and all agreements collectively, the “Existing Agreements”), upon the terms set forth herein.

                B.            The capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Existing Agreements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendment to Section 5 — Running Royalties Payment Due Date.  Section 5 of each of the Existing Agreements currently provides that Shadewell will pay Running Royalties to MFF on the last day of the month following the end of each calendar quarter covered by the respective Existing Agreements.  Each Existing Agreement is hereby amended to reflect that, effective as of the date of this Agreement, Shadewell shall remit such Running Royalties to MFF no later than 60 days following the end of each calendar quarter covered by the Existing Agreement.

2.             Amendment to Section 6 of January 2000 TMLA — Guaranteed Royalty Payment Due Date.  Section 6 of the January 2000 TMLA currently provides that Shadewell will pay any Guaranteed Royalties to MFF within 45 days following the end of the respective 12-month period.  The January 2000 TMLA is hereby amended to reflect that, effective as of the date of this Agreement, Shadewell shall remit Guaranteed Royalties to MFF within 60 days following the end of the corresponding 12-month period.

3.             Amendment to Sections 6 and 7 of March 2003 TMLA —  Deletion of Guaranteed Royalties and Addition of Sales Increase Commitments.  Section 6 of the March 2003 TMLA is deleted in its entirety, effective as of the date of this Agreement, and the words “Intentionally Deleted” are inserted in its place.  All other references to the defined terms “Guaranteed Royalty” or “Guaranteed Royalties” are hereby also deleted, and any changes in form and grammar necessary as a result of such deletions are hereby made to protect the remaining content of the March 2003 TMLA.  Section 7 of the March 2003 TMLA is hereby amended and restated as follows:

“If, during each annual period from March 31, 2005 through March 31, 2008,  Shadewell fails to either (i) generate a minimum of a 2% increase in year-over-year sales or (ii) pay to MFF the Running Royalty attributable to the amount by which, in a given year, the increase in year-over-year sales has been less than 2%, MFF shall have the option either to terminate this Agreement or to treat it for the remainder of its term as a non-exclusive license.”

4.             Amendment to Section 8 — Report Due Dates.  Section 8(a) of each of the Existing Agreements currently provides that Shadewell will submit certain statements regarding Royalty Bearing Products on or before the last day of the month following the last month of each calendar quarter covered by the respective Agreement.  Each such Existing Agreement is hereby amended to reflect that, effective as of the date of this Agreement, Shadewell shall submit such statements to MFF no later than 60 days following the end of each calendar quarter covered by the Existing Agreement.

5.             Continuing Effect.  The Existing Agreements, as amended herein, shall each continue in full force and effect according to its respective terms.

6.             Miscellaneous.

6.1           This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and the respective successors and assigns.

6.2           In case any provision or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

6.3           Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

6.4           THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF UTAH.

6.5           This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the date first set forth above.

SHADEWELL GROVE IP, LLC

By:	/s/ Tim Bruer
Tim Bruer
Its:	President

MRS. FIELDS FRANCHISING, LLC

By:	/s/ Michael Ward
Michael Ward
Its:	Executive Vice President, General Counsel